Exhibit 99.1

Press Contact:	For Immediate Release

Janine Fogal

650-623-1469

Investor Contact:

Bill Tamblyn

650-623-1309

Ditech Networks Announces Fiscal 2006 Fourth Quarter And Full Year Financial Results

Return to Quarterly Operating Profitability

Mountain View, California, May 25, 2006 - Ditech Networks, Inc. (Nasdaq: DITC) reported results for its fiscal 2006 fourth quarter and year ended April 30, 2006. Revenues for the fourth quarter were $20.0 million, a decrease of $2.9 million from revenues of the same quarter of the prior fiscal year and up $6.0 million from revenues of $14.0 million in the third quarter of fiscal 2006. Revenues for the year were $54.9 million, a decrease from revenues of $94.1 million in fiscal 2005.

Net income for the fourth quarter was $2.0 million, a decrease compared to net income of $7.6 million in the fourth quarter of fiscal 2005 but an increase from third quarter net loss of $0.1 million. Fiscal 2006 full year’s net loss was $1.4 million, compared to net income of $71.1 million in fiscal 2005 which included a net tax benefit of $36.1 million due to the release of a tax valuation allowance.

“Our achievements in the fourth quarter, accelerating revenues and returning to operating profitability, were outstanding,” said Tim Montgomery, president and chief executive officer of Ditech Networks. “Throughout the year we continued to invest in areas of growth and in transforming our company. As a result, we grew our North American business during the year and generated revenues with new customers in two other markets, international wireless and VoIP. We move into the new year with momentum.”

Ditech Networks will discuss its fiscal 2006 fourth quarter and full year financial results at today’s conference call (see details later in this release).

Fourth Quarter Fiscal 2006 Results

•      Pre-tax income for the fourth quarter of fiscal 2006 of $3.9, compared to pre-tax income of $7.5 million in the same quarter of the prior fiscal year.

•      Net income for the fourth quarter of fiscal 2006 of $2.0 million compared to a net income of $7.6 million in the same quarter in the prior fiscal year.

•      Fully diluted net income per share of $0.06, compared to a fully diluted net income per share of $0.23 in the same quarter in the prior fiscal year.

Full Year Fiscal 2006 Results

•      Pre-tax loss for fiscal 2006 of $1.1 million, compared to pre-tax income of $34.8 million in fiscal 2005.

•      Net loss for fiscal 2006 of $1.4 million compared to a net income of $71.1 million in fiscal 2005. Fiscal 2005 results include a net tax benefit of $36.1 million due to the release of a tax valuation allowance

•      Basic net loss per share of $0.04 for fiscal 2006, compared to a fully diluted net income per share of $2.02 in fiscal 2005.

First Quarter Fiscal 2007 Outlook

Based upon expected bookings, timing of shipments and deferred revenues, Ditech Networks expects revenues in the first quarter of fiscal 2007 to increase approximately 10% over revenues of the fourth quarter of fiscal 2006. Gross margins are expected to approximate fourth quarter levels. Operating expenses, including an estimated $2.0 million for the adoption of FAS 123(R) effective May 1, 2006 (for the accounting of stock compensation), are expected to be between $14.5-$14.8 million.

Conference Call

Ditech Networks will host an investor webcast and conference call at 4:30 PM Eastern Time / 1:30 PM Pacific Time today, to review its fiscal 2006 year and fourth quarter performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (612) 234-9960. The conference call will also be broadcast live over the Internet and can be accessed by going to the Investors section of the Ditech Networks’ web site: http://www.ditechnetworks.com. A replay of the fourth quarter and full year results conference call will be available via Ditech Networks’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 827908. The telephonic and web site replays will be available two hours after the call is complete until at least Ditech Networks’ subsequent earnings announcement.

About Ditech Networks

Ditech Networks supplies voice processing equipment for telecommunication networks around the world. Ditech Networks’ technology solutions include voice, media processing, SIP, and security delivered on carrier-grade scalable platforms to enhance the delivery of communications services over mobile, Voice over IP, and wireline networks. Ditech Networks’ customers are premier network operators including Verizon, AT&T, Orascom Telecom, and others that collectively serve more than 150 million subscribers.

Ditech Networks is headquartered in Mountain View, California. For more information, visit www.ditechnetworks.com.

Forward-Looking Statements

The statements in this press release regarding Ditech Networks’ outlook for growth and expected financial results for the first quarter of fiscal 2007 are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including: timing of orders for Ditech Networks’ voice enhancement and echo cancellation equipment is variable and could affect Ditech Networks’ ability to meet revenue expectations for the first quarter of fiscal 2007; shipment of products Ditech Networks expects to ship before the end of the first quarter of fiscal 2007 may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Networks may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could weaken or remain flat due to a weakening in the economy or for other unanticipated reasons; Ditech Networks’ competitors may develop products that compete favorably with its new products; Ditech Networks has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Networks’ VQA trials to customer orders would limit VQA revenue; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Networks’ Quarterly Report on Form 10-Q for the quarter ended January 31, 2006 (filed March 9, 2006 with the Securities and Exchange Commission).

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Ditech Networks, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30,	April 30,
	2006	2005

Assets
Cash, cash equivalents and short-term investments	$136,032	$135,634
Accounts receivable, net	5,276	9,318
Inventories	8,318	5,732
Deferred income taxes	3,206	4,836
Other current assets	2,480	1,561

Total current assets	155,312	157,081

Property and equipment, net	4,740	4,937
Purchased Intangibles	3,379	—
Goodwill	9,913	—
Deferred income taxes	46,519	46,771
Other assets	216	931

Total Assets	$220,079	$209,720

Liabilities and Stockholders’ Equity
Accounts payable	$1,576	$2,166
Accrued expenses	7,793	8,505
Deferred revenue	10,951	202
Income taxes payable	467	1,582

Total current liabilities	20,787	12,455

Long term accrued expenses	644	—

Stockholders’ equity	198,648	197,265

Total Liabilities and Stockholders’ Equity	$220,079	$209,720

Ditech Networks, Inc.

Consolidated Statements of Operations

For the Three and Twelve-Month Periods Ended April 30, 2006 and 2005

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2006	2005	2006	2005

Revenue	$20,040	$22,952	$54,905	$94,055

Cost of goods sold	5,760	5,693	16,368	22,184

Gross profit	14,280	17,259	$38,537	71,871

Operating expenses:
Sales and marketing	5,541	4,708	18,233	16,430
Research and development	4,673	3,810	17,884	15,826
General and administrative	1,277	1,944	6,568	7,244
Amortization of Purchased Intangibles	246	—	821	—
In-Process R&D	—	—	700	—

Total operating expenses	11,737	10,462	44,206	39,500

Income (loss) from operations	2,543	6,797	(5,669)	32,371

Other income, net	1,368	745	4,522	2,430

Income (loss) before provision (benefit) for income taxes	3,911	7,542	(1,147)	34,801

Provision (benefit) for income taxes	1,930	(53)	262	(36,100)

Income (loss) from continuing operations	1,981	7,595	(1,409)	70,901

Income from discontinued operations	—	—	—	204

Net income (loss)	$1,981	$7,595	$(1,409)	$71,105

Basic income (loss) per share:
From continuing operations	$0.06	$0.24	$(0.04)	$2.12
From discontinued operations	$0.00	$0.00	$0.00	$0.01
Basic net income (loss) per share	$0.06	$0.24	$(0.04)	$2.13

Diluted income (loss) per share:
From continuing operations	$0.06	$0.23	$(0.04)	$2.02
From discontinued operations	$0.00	$0.00	$0.00	$0.00
Diluted net income (loss) per share	$0.06	$0.23	$(0.04)	$2.02

Weighted shares used in per share calculation:
Basic	32,239	32,029	32,119	33,408
Diluted weighted shares used in per share calculation	34,282	33,084	32,119	35,140